Exhibit 99.1

Warren Resources Announces Strategic Refinancing

With Franklin Square Funds Sub-Advised by GSO Capital Partners LP

•                  $250 million First Lien term loan, with $202.5 million of new funds

•                  Exchange of $69.6 million of unsecured high yield notes for $47.2 million of first lien debt

NEW YORK, May 26, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today announced the closing of a $250 million strategic refinancing with funds sponsored by Franklin Square Capital Partners and sub-advised by GSO Capital Partners LP, the credit division of Blackstone, providing Warren with both liquidity and a platform to continue its growth initiatives.

The first lien term loan provides Warren with $202.5 million of new money, including $172.5 million borrowed at closing for working capital and to repay Warren’s existing revolving credit facility, a $30 million delayed draw first lien commitment, and $47.2 million of additional first lien term loans through the exchange of $69.6 million of unsecured notes at an exchange price of 65% of par.  The new first lien loan has a term of five years, and a coupon rate of LIBOR plus 8.5%, with a LIBOR floor of 1%.  The transaction also allows Warren to exchange additional unsecured debt at a discount into second lien debt, subject to incurrence tests.  As of May 26, 2015, Warren has $14.7 million of cash on hand.

“Today we are extremely pleased to announce a new strategic refinancing that not only enhances the financial health of the company, but also provides Warren with the ability to pursue acquisitions and continue our strategy of transformational growth.  GSO is a highly respected institution that can provide significant resources as we acquire and develop oil and natural gas assets”, said Lance Peterson, interim Chief Executive Officer of Warren.

Mr. Peterson highlighted the benefits to Warren of the transaction, commenting, “while there were many alternatives available to Warren, we took our time and structured the right strategic deal for the company.  Rather than just taking on new debt to provide additional liquidity, we are converting a significant amount of high yield bonds to first lien debt at a favorable discount, while also generating sufficient funding to grow our business.  By paying off our existing first lien credit line, we gain more flexibility over the terms of our facility, and we will not be subject to the uncertainty of future redeterminations.    The new credit agreement also provides Warren with flexibility to pay down and redraw debt under certain situations.”

Mr. Peterson continued, “Warren would also like to extend our thanks to the bank group, led by BMO Capital Markets, that worked with Warren at a key time during its development and growth.”

Mr. Robert Horn, Senior Managing Director of GSO, commented, “We are excited to provide Warren with additional liquidity as it continues to grow its business.  The company’s assets provide a solid foundation, and we look forward to working with Warren as they expand their presence in the market.”

Jefferies LLC served as financial advisor to Warren for these transactions.

Additional information regarding the transaction will be available in a Current Report on Form 8-K that Warren will file with the Securities and Exchange Commission.

About Warren Resources, Inc.

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, and natural gas in the Marcellus Shale in Pennsylvania and Washakie Basin in Wyoming.

About Franklin Square Capital Partners and GSO Capital Partners LP

Franklin Square Capital Partners is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. Franklin Square managed approximately $15.7 billion in assets as of March 31, 2015 and is the largest manager of business development company (BDC) assets with approximately $14.5 billion in BDC assets as of March 31, 2015. Franklin Square’s funds are sub-advised by GSO Capital Partners LP or its affiliates.

GSO Capital Partners LP is the global credit and distressed investment platform of Blackstone. With approximately $75 billion of assets under management, GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Jeff Keeler

212-697-9660